Exhibit 10.1(e)

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

      THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made and entered into as of the 14th day of August, 1998, by and between TLC THE LASER CENTER INC., a corporation incorporated under the laws of the Province of Ontario (the "Corporation"), and ELIAS VAMVAKAS of the City of Richmond Hill, in the Province of Ontario (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Corporation and the Executive executed an Employment Agreement as of January 1, 1996 ("Employment Agreement"); and

      WHEREAS the parties desire to extend and amend the Employment Agreement.

      NOW, THEREFORE, said Employment Agreement shall be amended as follows:

      1. Section 3 of the Employment Agreement shall be deleted in its entirety and the following language substituted in place thereof:

      "The Executive's employment will, subject to Section 9, be for a term of five years from and after January 1, 1996 and extending to December 31, 2000 (the "Term"). Commencing on January 1, 2001, the Term shall be automatically extended for successive periods of one year unless terminated by the agreement of the parties or pursuant to Section 9(c) or 9(d) hereof."

      2. Section 5(a) of the Employment Agreement shall be deleted in its entirety and the following language substituted in place thereof:

      "(a) Basic Remuneration. The Corporation will pay the Executive a gross annual salary (the `Salary') in an amount equal to $225,000(US) in the first year of the Term, $250,000(US) in the second year of the Term, $275,000(US) in the third year of the Term, $316,250(US) in the fourth year of the Term, and $363,750(US) in the fifth year of the Term, and thereafter during successive annual renewals of the Term the Corporation will pay the Executive a gross annual Salary in an amount determined by the board of directors of the Corporation from time to time in respect of each such successive year, provided that the Executive's Salary in each such successive year shall be no less than that paid in the previous year plus fifteen percent. The foregoing Salary payable in each year is before deduction for income taxes and other required deductions, such as Canada Pension Plan and Employment Insurance contributions, but excluding the Benefits paid by the Corporation as provided in Section 5(b). The Salary will be payable in equal instalments semi-monthly in arrears in each month during each Year of Employment, the first payment to be made on January 15, 1996."

      3. Section 5(c) of the Employment Agreement shall be deleted in its entirety and the following language substituted in place thereof:

      "(c) Bonus Remuneration. The Executive will be entitled to receive such bonus remuneration, if any, in respect of each Year of Employment during the Employment Period (including, without limitation, any Year of Employment during which this Agreement terminates), as the board of directors of the Corporation, in its sole discretion, may authorize (the "Bonus"), provided, however, the Executive will not be entitled to any Bonus during the fourth and fifth years of the Term."


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      4. The following paragraph shall be added to Section 8 of the Employment
Agreement:

      "The Corporation hereby grants to the Executive options to acquire 250,000 common shares in the capital of the Corporation at an option price of $20.75(Cdn) per common share. The option to acquire 125,000 of such shares is exercisable immediately. Provided that either: i) the Corporation has met or exceeded the average of the analysts' expectations as expressed by the investment banking firms RBC Dominion Securities Inc. and Paine Webber Incorporated, or their successors, regarding the Corporation's earnings per share for each quarter beginning December 1, 1998 through November 30, 1999, or December 1, 1999 through November 30, 2000, as the case may be, or ii) the price per share of the Corporation's stock on the Toronto Stock Exchange shall have increased by a percentage that equals or exceeds the percentage increase of the Toronto Stock Exchange 300 Index for the period beginning January 1, 1999 through December 15, 1999 or the period beginning January 1, 2000 through December 15, 2000, as the case may be, then an option to acquire 62,500 of such shares will be exercisable on each of December 31, 1999 or December 31, 2000, as the case may be. In the event that neither of the contingencies are satisfied for 1999, then the option to purchase 62,500 of such shares shall be forfeited as of December 31, 1999. In the event that neither of the contingencies are satisfied for 2000, then the option to purchase 62,500 of such shares shall be forfeited as of December 31, 2000. Anything to the contrary herein notwithstanding, all of the options granted in this paragraph which have not yet been exercised or forfeited shall become immediately exercisable upon the earlier of: i) the termination of Executive's employment by the Corporation for any reason other than Just Cause, as defined in this Employment Agreement, or ii) the Executive's death or Disability, as defined in this Employment Agreement. Each of the foregoing options shall expire on the earlier of (i) 5 years following the date on which they become exercisable and (ii) ninety days following termination of the Executive's employment hereunder. The parties agree to enter into such additional documents as may be required to give effect to the options herein granted."

      IN WITNESS WHEREOF, Corporation and Executive have executed this First Amendment to Employment Agreement as of the date specified on the first page hereof, and the terms of the Employment Agreement, as modified herein, are hereby ratified and affirmed.

                                                   TLC THE LASER CENTER INC.


                                                   BY: /s/ Peter J. Kastelic
                                                       -------------------------
                                                            Peter J. Kastelic,
                                                   Its: Chief Financial Officer

WITNESS:
      CORPORATION
                                     )
                                     )
                                     )                     /s/ Elias Vamvakas
                                     )                     ---------------------
                                     )                     ELIAS VAMVAKAS
---------------------------          )                     EXECUTIVE
Witness Name (Please Print)          )


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